Exhibit 99.2

1.	INTRODUCTION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis (“MD&A”) of the financial condition and results of operations of Acreage Holdings, Inc. (the “Company”, “we”, “our”, “us” or “Acreage”) is for the three and nine month periods ended September 30, 2020 and is intended to assist in the understanding and assessing the trends and significant changes in our results of operations and financial condition. Historical results may not be indicative of future performance. This discussion includes forward-looking statements that reflect our plans, estimates and beliefs. Such statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 dated May 29, 2020, as amended pursuant to the Form 10-K/A dated August 14, 2020 (collectively, the “2019 Form 10-K”), and “Cautionary Statement Regarding Forward-Looking Statements” set forth below.

This MD&A should be read in conjunction with the Company’s unaudited condensed consolidated financial statements for the three and nine month periods ended September 30, 2020 and related notes thereto and the 2019 Form 10-K. Financial information presented in this MD&A is presented in thousands of U.S. dollars, unless otherwise indicated.

Cautionary Statement Regarding Forward Looking-Statements

This MD&A of the Company contains statements that include forward-looking information and are forward-looking statements within the meaning of applicable Canadian and United States securities legislation (“forward-looking statements”), including the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. All statements, other than statements of historical fact, included herein are forward-looking statements, including, for greater certainty, the on-going implications of the novel coronavirus (“COVID-19”) and statements regarding the proposed transaction with Canopy Growth Corporation (“Canopy Growth”), including the anticipated benefits and likelihood of completion thereof.

Generally, forward-looking statements may be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. There can be no assurance that such forward-looking statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking statements. Forward-looking statements reflect Acreage’s current beliefs and are based on information currently available to Acreage and on assumptions Acreage believes are reasonable. Forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Acreage to be materially different from those expressed or implied by such forward-looking statements. Such risks and other factors may include, but are not limited to:

•	the future implications to the business, financial results and performance of the Company arising, directly or indirectly, from COVID-19;
•	the anticipated benefits of the Amended Arrangement;
•	the occurrence or waiver of the Triggering Event (as described in Note 13 of the unaudited condensed consolidated financial statements);
•	the ability of Acreage to satisfy the conditions to closing of the Acquisition;
•	the ability of Acreage to meets its performance targets and financial thresholds agreed upon with Canopy Growth as part of the Amended Arrangement, including those that are conditions to closing the Acquisition;
•	the likelihood of the Triggering Event being satisfied or waived by the outside date;

•	the likelihood of Canopy Growth completing the acquisition of the Fixed Shares and/or Floating Shares;

•	risks related to the ability to financing Acreage’s business and fund its obligations;

•	other expectations and assumptions concerning the transactions contemplated between Canopy Growth and Acreage;

•	the available funds of Acreage and the anticipated use of such funds;

•	the availability of financing opportunities for Acreage and the risks associated with the completion thereof;

•	regulatory and licensing risks;

•	changes in general economic, business and political conditions, including changes in the financial and stock markets;

•	risks related to infectious diseases, including the impacts of the novel coronavirus;

•	legal and regulatory risks inherent in the cannabis industry;

•	risks associated with economic conditions, dependence on management and currency risk;

•	risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks;

•	risks relating to anti-money laundering laws and regulation;

•	other governmental and environmental regulation;

•	public opinion and perception of the cannabis industry;

•	risks related to contracts with third-party service providers;

•	risks related to the enforceability of contracts and lack of access to U.S. bankruptcy protections;

•	reliance on the expertise and judgment of senior management of Acreage;

•	risks related to proprietary intellectual property and potential infringement by third parties;

•	the concentrated voting control of Acreage’s founder and the unpredictability caused by Acreage’s capital structure;

•	risks relating to the management of growth;

•	increasing competition in the industry;

•	risks inherent in an agricultural business;

•	risks relating to energy costs;

•	risks associated to cannabis products manufactured for human consumption including potential product recalls;

•	reliance on key inputs, suppliers and skilled labor;

•	cybersecurity risks;

•	ability and constraints on marketing products;

•	fraudulent activity by employees, contractors and consultants;

•	tax and insurance related risks;

•	risks related to the economy generally;

•	risk of litigation;

•	conflicts of interest;

•	risks relating to certain remedies being limited and the difficulty of enforcement judgments and effecting service outside of Canada;

•	risks related to future acquisitions or dispositions;

•	sales by existing shareholders; and

•	limited research and data relating to cannabis.

A description of additional assumptions used to develop such forward-looking statements and a description of additional risk factors that may cause actual results to differ materially from forward-looking statements can be found in Part I, Item 1A of the Company’s Annual Report on Form 10-K under the heading “Risk Factors” filed with the SEC on May 29, 2020. Although Acreage has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking statements contained herein are expressly qualified by this cautionary statement. The forward-looking statements contained herein represent the expectations of Acreage as of the date hereof and, accordingly, are subject to change after such date. However, Acreage expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.

Management’s discussion and analysis of financial condition and results of operations is intended to help provide an understanding of the Company’s financial condition, changes in financial condition and results of operations. This discussion is organized as follows:

•	Overview—This section provides a general description of the Company’s businesses, as well as developments that occurred during the three and nine months ended September 30, 2020 and 2019 that the Company believes are important in understanding its results of operations and financial condition or to disclose known trends.

•	Results of Operations—This section provides an analysis of the Company’s results of operations for the three and nine months ended September 30, 2020 and 2019. This analysis is presented on a consolidated basis. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

•	Liquidity and Capital Resources—This section provides an analysis of the Company’s cash flows for the nine months ended September 30, 2020 and 2019, as well as a discussion on the Company’s outstanding debt and commitments that existed as of September 30, 2020. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments and obligations, as well as a discussion of other financing arrangements.

2.	OVERVIEW OF THE COMPANY

Acreage , a vertically integrated, multi-state operator of cannabis licenses and assets in the U.S, was continued into the Province of British Columbia under the Business Corporations Act (British Columbia). Acreage Fixed Shares and Floating Shares (as such terms are defined below) are each listed on the Canadian Securities Exchange under the symbols “ACRG.A.U” and “ACRG.B.U”, respectively, and are quoted on the OTCQX® Best Market by OTC Markets Group under the symbols “ACRHF” and “ACRDF”, respectively and on the Open Market of the Frankfurt Stock Exchange under the symbols “0VZ1” and “0VZ2”, respectively. Acreage operates through its consolidated subsidiary High Street Capital Partners, LLC (“HSCP”), a Delaware limited liability company. HSCP, which does business as “Acreage Holdings”, was formed on April 29, 2014. The Company became an indirect parent of HSCP on November 14, 2018 in connection with a reverse takeover (“RTO”) transaction. Our operations include (i) cultivating cannabis plants, (ii) manufacturing branded consumer products, (iii) distributing cannabis flower and manufactured products, and (iv) retailing high-quality, effective and dosable cannabis products to consumers. We appeal to medical and adult-use customers through brand strategies intended to build trust and loyalty.

Highlights from the nine months ended September 30, 2020

•	We began adult-use sales at our dispensary in Illinois; the significantly increased sales have exceeded internal expectations. We also received zoning approval to open a dispensary in Chicago.

•	The Company closed a refinancing transaction and conversion related to Northeast Patients Group, operating as WCM, a medical cannabis business in Maine, resulting in ownership of WCM by three Maine residents, as required by Maine law. In connection with the transaction, WCM converted from a non-profit corporation to a for-profit corporation.

•	We raised $48,887, net of issuance costs, as part of a series of financing transactions that were announced on February 7, 2020.

•	We launched Leaf Trade, an e-commerce ordering and fulfillment platform to manage and market wholesale cannabis and hemp in Illinois.

•	We received Cannabis Control Commission provisional approval for adult-use sales at The Botanist locations in Worcester and Shrewsbury, Massachusetts.

•	We closed our acquisition of Compassionate Care Foundation, Inc. (“CCF”), a medical cannabis cultivator and dispenser in New Jersey.

•	We opened a second adult-use dispensary in Illinois, ahead of schedule.

•	We obtained final approval to begin adult-use sales in two dispensaries in Massachusetts.

•

We completed an amended arrangement under Section 288 of the Business Corporations Act (British Columbia) (the “Amended Arrangement”) pursuant to an amended and restated plan of arrangement (the “Amended Plan of Arrangement”), which amended and restated the plan of arrangement implemented by the Company on June 27, 2019 (the “Prior Plan of Arrangement”).

•

Pursuant to the Amended Arrangement, the Company’s articles were amended to create the Class E subordinate voting shares (the “Fixed Shares”), Class D subordinate voting shares (the “Floating Shares”) and the Class F multiple voting shares (the “Fixed Multiple Shares”), and the Company completed a capital reorganization (the “Capital Reorganization”) pursuant to which each outstanding Class A subordinate voting share (the “SVS”) was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share, each outstanding Class B proportionate voting share (the “PVS”) was exchanged for 28 Fixed Shares and 12 Floating Shares, and each outstanding Class C multiple voting share (the “MVS”) was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share. Please refer to Note 13 of the unaudited condensed consolidated financial statements for further discussion.

•	In accordance with the Amended Arrangement, we entered into an amending agreement, which, among other things, provides for certain amendments to the arrangement agreement between the Company and Canopy Growth dated April 18, 2019, as amended on May 15, 2019, pursuant to which, Canopy Growth, a world-leading diversified cannabis and hemp company, upon the cannabis production and sale becoming federally legal in the U.S. (a “Triggering Event”) or waiver thereof (at the discretion of Canopy Growth), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement, acquire all of the issued and outstanding Fixed Shares and have the right (but not the obligation) to acquire all of the issued and outstanding Floating Shares.

•	Pursuant to the implementation of the Amended Arrangement (See Note 13 of the unaudited condensed consolidated financial statements), a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, LLC, an affiliate of the Company, pursuant to the terms of a secured debenture.

Operational and Regulation Overview

We believe our operations are in material compliance with all applicable state and local laws, regulations and licensing requirements in the states in which we operate. However, cannabis is illegal under U.S. federal law. Substantially all of our revenue is derived from U.S. cannabis operations. For information about risks related to U.S. cannabis operations, please refer to Item 1A of the 2019 Form 10-K.

3.	SELECTED FINANCIAL INFORMATION

Results of Operations

The following table presents selected financial data derived from the Unaudited Condensed Consolidated Financial Statements of the Company for the three and nine months ended September 30, 2020 and 2019. The selected financial information set out below may not be indicative of the Company’s future performance.

Summary Results of Operations			Better/(Worse)				Better/(Worse)
in thousands, except per share amounts	Three Months Ended September 30,		2020 vs. 2019		Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%	2020	2019	$	%
Revenues, net	$31,742	$22,402	$9,340	42%	$83,039	$53,044	$29,995	57%
Operating loss	(24,430)	(46,591)	22,161	48%	(315,047)	(124,264)	(190,783)	(154)%
Net loss attributable to Acreage	(35,748)	(38,716)	2,968	8%	(244,894)	(99,634)	(145,260)	(146)%
Basic and diluted loss per share attributable to Acreage	$(0.35)	$(0.43)	$0.08	19%	$(2.49)	$(1.17)	$(1.32)	(113)%

Revenues, net, cost of goods sold and gross profit

The Company derives its revenues from sales of cannabis and cannabis-infused products through retail dispensary, wholesale and manufacturing, as well as from management or consulting fees from entities for whom we provide management or consulting services. As of September 30, 2020, Acreage owned and operated five dispensaries in Oregon (three in Portland, one in Eugene and one in Springfield), four in New York (Buffalo, Farmingdale, Middletown, and Queens), two in New Jersey (Atlantic City and Egg Harbor), three in Connecticut (Bethel, South Windsor and Uncasville), one in Worcester, Massachusetts, two in Illinois (Chicago and Rolling Meadows) and one in Florida (Spring Hill). Acreage has cultivation facilities in Sinking Spring, Pennsylvania, Sterling, Massachusetts, Syracuse, New York, Freeport, Illinois, Sanderson, Florida and Egg Harbor, New Jersey. Acreage also collects management services revenues, substantially all in Maine.

Gross profit is revenue less cost of goods sold. Cost of goods sold include costs directly attributable to inventory sold such as direct material, labor, and overhead. Such costs are further affected by various state regulations that limit the sourcing and procurement of cannabis and cannabis-related products, which may create fluctuations in gross profit over comparative periods as the regulatory environment changes.

Gross profit			Better/(Worse)				Better/(Worse)
in thousands	Three Months Ended September 30,		2020 vs. 2019		Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%	2020	2019	$	%
Retail revenue, net	$23,914	$15,306	$8,608	56%	$61,362	$38,566	$22,796	59%
Wholesale revenue, net	7,798	6,696	1,102	16%	21,513	13,639	7,874	58%
Other revenue, net	30	400	(370)	(93)%	164	839	(675)	(80)%
Total revenues, net	$31,742	$22,402	$9,340	42%	$83,039	$53,044	$29,995	57%
Cost of goods sold, retail	(14,134)	(9,548)	(4,586)	(48)%	(37,004)	(23,622)	(13,382)	(57)%
Cost of goods sold, wholesale	(4,133)	(3,160)	(973)	(31)%	(11,395)	(6,795)	(4,600)	(68)%
Total cost of goods sold	$(18,267)	$(12,708)	$(5,559)	(44)%	$(48,399)	$(30,417)	$(17,982)	(59)%
Gross profit	$13,475	$9,694	$3,781	39%	$34,640	$22,627	$12,013	53%
Gross margin	43%	43%		—%	42%	43%		(1)%

Retail revenue saw a net increase of 56% and 59% for the three and nine months ended September 30, 2020, respectively, as compared to the corresponding periods of fiscal 2019. The increase in retail revenue, net of $8,608 for the three months ended September 30, 2020, was primarily due to increased demand and production across various states totaling $5,451, driven by the opening of another adult-use dispensary in Illinois, the launching of new Botanist products into the retail channel in New York, and the openings of new stores in New York and increased business in Connecticut. Same Store Sales Growth for the three months ended September 30, 2020 was 35.7%, as opposed to 32.7% for the corresponding period in fiscal 2019. The increase in retail revenue, net was also due to the impact of production from CCF ($3,820), driven by its acquisition in June 2020. These increases for the three months ended September 30, 2020 were partially offset by the three-month impact of decreased business in Maryland Medicinal Research & Caring, LLC (“MMRC”) ($359) as well as the divestiture of Acreage North Dakota, LLC ($304), which occurred in May 2020. The increase in retail revenue, net of $22,796 for the nine months ended September 30, 2020 was driven by the nine-month impacts of increased demand and production across various states of $12,326 (primarily Connecticut, New York, Florida and Massachusetts), along with CCF ($3,989) driven by its acquisition in June 2020, and further driven by the impact of NCC LLC (“NCC”), a dispensary license holder in Illinois, being acquired and fully operational since March 2019 ($6,617). These increases were partially offset by the net impact of the divestiture of Acreage North Dakota, LLC in May 2020, offset by the increase in production in 2020 prior to divestiture.

Wholesale revenue, net increased 16% and 58% for the three and nine months ended September 30, 2020, respectively, as compared to the corresponding periods of fiscal 2019. The increases in wholesale revenue, net for the three months and nine months ended September 30, 2020 were primarily due to increased capacity coupled with maturing operations in our Pennsylvania, Massachusetts and Illinois cultivation facilities. This resulted in higher yields and product mix in each of the respective markets.

Cost of goods sold increased 44% and 59% for the three and nine months ended September 30, 2020, respectively, as compared to the corresponding periods of fiscal 2019. Cost of goods sold, retail increased in line with the retail revenue increases. Cost of goods sold, wholesale increased as a result of increases to wholesale revenue. In addition, the increase was further driven by the initial set up costs and consequential expansion impact of various cultivation facilities. The suspension of operations at Form Factory Holdings, LLC (“Form Factory”), a manufacturer and distributor of cannabis-based edibles and beverages, since March 2020 further increased costs of goods sold, wholesale as a result of consequential inventory write-offs.

The increase in gross profit was driven by the factors discussed above. Gross margin for the three months ended September 30, 2020 was 42.5%, compared to 43.3% for the three months ended September 30, 2019. Gross margin for the nine months ended September 30, 2020 was 41.7%, compared to 42.7% for the nine months ended September 30, 2019.

Revenue by geography

While the Company operates under one operating segment, the production and sale of cannabis products, the below revenue breakout by geography is included as management believes it provides relevant and useful information to investors.

Revenue by region			Better/(Worse)				Better/(Worse)
in thousands	Three Months Ended September 30,		2020 vs. 2019		Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%	2020	2019	$	%
New England	$12,598	$11,249	$1,349	12%	$36,520	$26,866	$9,654	36%
Mid-Atlantic	11,217	6,066	5,151	85%	25,622	13,688	11,934	87%
Midwest	4,810	2,057	2,753	134%	12,040	4,475	7,565	169%
West	2,700	3,030	(330)	(11)%	8,081	8,015	66	1%
South	417	—	417	n/m	776	—	776	n/m
Total revenues, net	$31,742	$22,402	$9,340	42%	$83,039	$53,044	$29,995	57%

n/m - Not Meaningful

Total operating expenses

Total operating expenses consist primarily of compensation expense at our corporate offices as well as operating subsidiaries, impairment losses, professional fees, which includes, but is not limited to, legal and accounting services, depreciation and other general and administrative expenses.

Operating expenses			Better/(Worse)				Better/(Worse)
in thousands	Three Months Ended September 30,		2020 vs. 2019		Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%	2020	2019	$	%
General and administrative	$14,819	$12,977	$(1,842)	(14)%	$40,237	$41,039	$802	2%
Compensation expense	8,306	11,801	3,495	30%	30,740	29,542	(1,198)	(4)%
Equity-based compensation expense	10,445	28,174	17,729	63%	65,369	67,844	2,475	4%
Marketing	46	1,151	1,105	96%	1,514	3,153	1,639	52%
Loss on impairment	—	—	—	n/m	187,775	—	(187,775)	n/m
Loss on notes receivable	—	—	—	n/m	8,161	—	(8,161)	n/m
Write down of assets held-for-sale	2,893	—	(2,893)	n/m	11,003	—	(11,003)	n/m
Depreciation and amortization	1,396	2,182	786	36%	4,888	5,313	425	8%
Total operating expenses	$37,905	$56,285	$18,380	33%	$349,687	$146,891	$(202,796)	(138)%

n/m - Not Meaningful

Compensation expense decreased during the three months ended September 30, 2020, compared to the corresponding period of fiscal 2019, primarily due to reorganization efforts. Compensation expense increased during the nine months ended September 30, 2020, compared to the corresponding period of fiscal 2019, primarily driven by stock compensation to attract and retain talent and increased headcount to scale our operations, partially offset by the suspension of operations at Form Factory since March 2020. General and administrative expenses increased during the three months ended September 30, 2020, compared to the corresponding period of fiscal 2019 driven by expansion efforts in Illinois for new adult-use dispensaries. General and administrative expenses remained relatively flat for the nine months ended September 30, 2020, compared to the corresponding period of fiscal 2019. During the three and nine months ended September 30, 2020, the Company determined certain businesses and assets met the held-for-sale criteria. In accordance with ASC 360-10, Property, Plant and Equipment, the assessed disposal groups for such assets held-for-sale were written down to fair value less costs to sell, resulting in the recognition of a charges of $2,893 and $11,003 for the three and nine months ended September 30, 2020, respectively. The Company recognized an impairment loss on certain intangible assets during the nine months ended September 30, 2020 as a result of our interim impairment testing, primarily due to declines in future cash flow projections at Form Factory and certain cannabis licenses and management services contracts. These impairments resulted in the recognition of a tax provision benefit and an associated reversal of deferred tax liabilities of $31,473 during the nine months ended September 30, 2020. The Company recognized a loss on notes receivable and associated accrued interest during the nine months ended September 30, 2020, as it was determined that the note was no longer collectible.

Total other (loss) income

Other income			Better/(Worse)				Better/(Worse)
in thousands	Three Months Ended September 30,		2020 vs. 2019		Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%	2020	2019	$	%
(Loss) income from investments, net	$(433)	$(1,458)	$1,025	70%	$(195)	$770	$(965)	n/m
Interest income from loans receivable	1,606	1,190	416	35%	5,083	2,921	2,162	74%
Interest expense	(6,147)	(96)	(6,051)	n/m	(11,106)	(345)	(10,761)	n/m
Other loss, net	(8,806)	(220)	(8,586)	n/m	(9,003)	(2,528)	(6,475)	(256)%
Total other (loss) income	$(13,780)	$(584)	$(13,196)	n/m	$(15,221)	$818	$(16,039)	n/m

n/m - Not Meaningful

Income from investments, net increased during the three and nine months ended September 30, 2020, compared to the corresponding periods of fiscal 2019 primarily due to increased ownership interest resulting from the internalization of GreenAcreage Real Estate (“GreenAcreage”) as well as the mark-to-market fluctuations in our portfolio. This increase is partially offset by the absence of treasury bills during the nine months ended September 30, 2020, compared to the corresponding period of fiscal 2019. Interest expense increased during the three and nine months ended September 30, 2020, compared to the corresponding periods of fiscal 2019 primarily due to the effects of increased financing transactions as well as the Company’s failed sale-leaseback transaction. Interest income from loans receivable increased during the three and nine months ended September 30, 2020, compared to the corresponding periods of fiscal 2019 as our amount of outstanding loans increased. The decrease in Other loss, net was primarily driven by the recognition of a litigation accrual during the three and nine months ended September 30, 2020. This was partially offset by day one charges recognized for the acquisition of Form Factory incurred during the nine months ended September 30, 2019.

Net loss

Net loss			Better/(Worse)				Better/(Worse)
in thousands	Three Months Ended September 30,		2020 vs. 2019		Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%	2020	2019	$	%
Net loss	$(42,036)	$(49,502)	$7,466	15%	$(308,635)	$(129,571)	$(179,064)	(138)%
Less: net loss attributable to non-controlling interests	(6,288)	(10,786)	4,498	42%	(63,741)	(29,937)	(33,804)	(113)%
Net loss attributable to Acreage Holdings, Inc.	$(35,748)	$(38,716)	$2,968	8%	$(244,894)	$(99,634)	$(145,260)	(146)%

The increases in net loss are driven by the factors discussed above.

4.	LIQUIDITY AND CAPITAL RESOURCES

Our primary uses of capital include capital expenditures, servicing of outstanding debt and operating expenses. Our primary sources of capital include funds generated by cannabis sales as well as financing activities. Through September 30, 2020, we have primarily used private financing as a source of liquidity for short-term working capital needs and general corporate purposes. In September 2020, we closed on a financing transaction described in detail in Note 10 to the Unaudited Condensed Consolidated Financial Statements where a subsidiary of Canopy Growth advanced gross proceeds of $50,000 (less transaction costs of approximately $4,025) to Universal Hemp, LLC, an affiliate of the company, pursuant to the terms of a secured debenture. In accordance with the terms of the debenture, the funds cannot be used, directly or indirectly, in connection with or for any cannabis or cannabis-related operations in the United States, unless and until such operations comply with all applicable laws of the United States. An additional $50,000 may be advanced pursuant to the debenture subject to the satisfaction of certain conditions by Universal Hemp, LLC. Additionally in September 2020, Acreage received gross proceeds of $33,000 (less transaction costs of approximately $959) from an institutional lender and used a portion of the proceeds to retire its short-term $11,000 convertible note. The loan is unsecured, matures in three years and bears interest at a 7.5% annual interest rate. Our ability to fund our operations, capital expenditures, acquisitions, and other obligations depends on our future operating performance and ability to obtain financing, which are subject to prevailing economic conditions, as well a financial, business and other factors, some of which are beyond our control.

We expect that our cash on hand and cash flows from operations, along with our ability to obtain private and/or public financing, will be adequate to support the capital needs of the existing operations as well as expansion plans for the next 12 months. While our liquidity risk has increased since our RTO transaction as a result of the Company’s rapid growth and continued expansion resulted in negative operating cash flow for the year ended December 31, 2019, we believe we have alleviated the risk. Please see the disclosures under “Basis of presentation and going concern” in Note 2 to our Unaudited Condensed Consolidated Financial Statements.

Cash flows

Cash and cash equivalents and restricted cash were $68,459 as of September 30, 2020, an increase of $30,726 from September 30, 2019. The following table summarizes the change in cash, cash equivalents and restricted cash for the nine months ended September 30, 2020 and 2019.

Cash flows			Better/(Worse)
in thousands	Nine Months Ended September 30,		2020 vs. 2019
	2020	2019	$	%
Net cash used in operating activities	$(44,208)	$(55,703)	$11,495	21%
Net cash (used in) provided by investing activities	(63,681)	14,667	(78,348)	n/m
Net cash provided by (used in) financing activities	149,748	(26,269)	176,017	n/m
Net increase (decrease) in cash, cash equivalents and restricted cash	$41,859	$(67,305)	$109,164	n/m
n/m - Not Meaningful

Net cash used in operating activities

The decrease in cash used in operating activities were primarily driven by a decrease in compensation, marketing and general and administrative expenses during the nine months ended September 30, 2020, as compared to the corresponding period of fiscal 2019.

The increases in cash used in operating activities were primarily driven by an increase in general and administrative and compensation expenses during the nine months ended September 30, 2019, as compared to the corresponding period of fiscal 2018.

Net cash used in investing activities

Cash used in investing activities during the nine months ended September 30, 2020, as compared to the corresponding period of fiscal 2019 was primarily driven by the long-term investment of $34,019, acquisition of Compassionate Care Foundation, Inc. (“CCF”) for $9,983, net of cash acquired, $7,904 spent on capital expenditures to build out our owned operations and $13,958 advanced to entities, net of collections, with which we have a management or consulting services arrangement. This is partially offset by proceeds received from the sale of capital assets and the proceeds from the sale of Acreage North Dakota, LLC for $1,160 and $997, respectively.

Cash provided by investing activities during the nine months ended September 30, 2019 was primarily driven by the maturing of short-term investments, which contributed $149,828. Partially offsetting this cash receipt were cash disbursements of $77,617 spent on the advanced payments and purchases of cannabis license holders and management contracts, $32,276 spent on capital expenditures to build out our owned operations, and $21,419 advanced to entities, net of collections, with which we have a management or consulting services arrangement.

Net cash provided by (used in) financing activities

Cash provided by financing activities during the nine months ended September 30, 2020 was primarily driven by proceeds from raising $27,887 as a result of the issuance of warrants, $129,000 related to financing proceeds, as well as $22,000 related to collateral received pursuant to a portion of the financing proceeds. This is partially offset by the repayment debt of $10,822, repayment of short-term related party debt of $15,000 as well as payments of deferred financing costs of $3,317.

Cash used in financing activities during the nine months ended September 30, 2019 was primarily driven by $12,179 in debt repayments, $9,727 paid to settle taxes withheld, and $4,363 related to net capital distributions for non-controlling interests.

Capital Resources

Capital structure and debt

Our debt outstanding as of September 30, 2020 is as follows:

Debt balances	September 30, 2020
NCCRE loan	$476
Seller’s notes	2,581
Financing liability (related party)	15,253
Finance lease liabilities	5,622
3.55% Credit facility due 2022	19,841
3.55% Credit facility collateral (related party)	22,116
Bridge loan	14,884
7.5% Loan due 2023	32,043
6.1% Secured debenture due 2030	45,984
Total debt	$158,800
Less: current portion of debt	37,097
Total long-term debt	$121,703

5.	OFF-BALANCE SHEET ARRANGEMENTS

Commitments

The Company provides revolving lines of credit to several of its portfolio companies. Refer to Note 6 for further information.

Definitive agreements

On April 17, 2019, a subsidiary of the Company entered into a definitive agreement to acquire Deep Roots Medical, LLC (“Deep Roots”), a vertically integrated license holder in Nevada, for consideration of 4,762 HSCP units and $20,000 in cash. The Company announced the termination of the agreement by Deep Roots on April 3, 2020 following March 31, 2020, the end date for consummating the transaction.

During the year ended December 31, 2018, a subsidiary of the Company entered into a definitive agreement to acquire all ownership interests in GCCC Management, LLC, a management company overseeing the operations of Greenleaf Compassionate Care Center, Inc., a non-profit cultivation and processing facility in Rhode Island, for cash consideration of $10,000. The agreement terminated in April 2020.

Prior Plan of Arrangement with Canopy Growth

On June 19, 2019, the shareholders of the Company and of Canopy Growth separately approved the Prior Plan of Arrangement involving the two companies, and on June 21, 2019, the Supreme Court of British Columbia granted a final order approving the Prior Plan of Arrangement. Effective June 27, 2019, the articles of the Company were amended pursuant to the Prior Plan of Arrangement to provide that, upon the occurrence (or waiver by Canopy Growth) of the Triggering Event, subject to the satisfaction of the conditions set out in the arrangement agreement entered into between Acreage and Canopy Growth on April 18, 2019, as amended on May 15, 2019 (the “Original Arrangement Agreement”), Canopy Growth will acquire (the “Acquisition”) all of the issued and outstanding shares in the capital of the Company (each, an “Acreage Share”). Under the terms of the Original Arrangement Agreement, holders of Acreage Shares and certain securities convertible or exchangeable into SVS as of the close of business on June 26, 2019, received approximately $2.63, being their pro rata portion (on an as converted to SVS basis) of $300,000 (the “Option Premium”) paid by Canopy Growth.

HSCP unit holders are required to convert their units within three years following the closing of the Acquisition as will holders of non-voting shares of USCo2.

Second Amendment to the Arrangement Agreement with Canopy Growth

On June 24, 2020, Acreage and Canopy Growth entered into a proposal agreement (the “Proposal Agreement”) which set out, among other things, the terms and conditions upon which the parties were proposing to enter into an amending agreement (the “Amending Agreement”) to amend the Original Arrangement Agreement, amend and restate the Prior Plan of Arrangement and implement the Amended Plan of Arrangement pursuant to the Business Corporations Act (British Columbia). The effectiveness of the amendment to the Original Arrangement Agreement and the implementation of the Amended Plan of Arrangement was subject to the conditions set out in the Proposal Agreement, which included, among others, approval by (i) the Supreme Court of British Columbia at a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement; and (ii) the shareholders of Acreage as required by applicable corporate and securities laws.

Following the satisfaction of various conditions set forth in the Proposal Agreement, on September 23, 2020, Acreage and Canopy Growth entered into the Amending Agreement (and together with the Original Arrangement Agreement, the “Arrangement Agreement”) and implemented the Amended Arrangement effective at 12:01 a.m. (Vancouver time) (the “Amendment Time”) on September 23, 2020 (the “Amendment Date”). Pursuant to the Amended Plan of Arrangement, Canopy Growth made a cash payment of $37,500 which was delivered to Acreage’s shareholders and certain holders of securities convertible or exchangeable into shares of Acreage. Acreage also completed a capital reorganization (the “Capital Reorganization”) effective as of the Amendment Time whereby: (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each issued and outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each issued and outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share.

At the Amendment Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each option, restricted share unit, compensation option and warrant to acquire existing SVS that was outstanding immediately prior to the Amendment Time, was exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Fixed Shares (a “Fixed Share Replacement Security”) and a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Floating Shares (a “Floating Share Replacement Security”) in order to account for the Capital Reorganization.

Pursuant to the Amended Plan of Arrangement, upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (the “Triggering Event Date”), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement: (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a common share of Canopy Growth (each whole common share, a “Canopy Growth Share”) for each Fixed Share held (the “Fixed Exchange Ratio”) at the time of the acquisition of the Fixed Shares (the “Acquisition Time”), subject to adjustment in accordance with the terms of the Amended Plan of Arrangement (the “Canopy Call Option”); and (ii) have the right (but not the obligation) (the “Floating Call Option”), exercisable for a period of 30 days following the Triggering Event Date to acquire all of the issued and outstanding Floating Shares at a price to be determined based upon the 30 day volume-weighted average trading price of the Floating Shares, subject to a minimum price of $6.41, as may be adjusted in accordance with the terms of the Amended Plan of Arrangement, to be payable, at the option of Canopy Growth, in cash, Canopy Growth Shares or a combination thereof. If any portion is paid in Canopy Growth Shares, the number of Fixed Shares to be exchanged for each Canopy Growth Share shall be determined on the basis of a 30 day volume-weighted average calculation using the Canopy Growth Shares (the “Floating Ratio”). The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. The Canopy Call Option and the Floating Call Option will expire 10 years from the Amendment Time.

At the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Fixed Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Fixed Shares that were issuable upon exercise of such Fixed Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Fixed Exchange Ratio in effect immediately prior to the Acquisition Time (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).

In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Floating Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Floating Shares that were issuable upon exercise of such Floating Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Floating Ratio (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).

In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, Acreage will be a wholly-owned subsidiary of Canopy Growth.

The Amending Agreement also provides for, among other things, amendments to the definition of Purchaser Approved Share Threshold (as defined in the Arrangement Agreement) to change the number of shares of Acreage available to be issued by Acreage without an adjustment in the Fixed Exchange Ratio such that Acreage may issue a maximum of 32,700 shares (or convertible securities in proportion to the foregoing), which will include (i) 3,700 Floating Shares which are to be issued solely in connection with the exercise of stock options granted to Acreage management (the “Option Shares”); (ii) 8,700 Floating Shares other than the Option Shares; and (iii) 20,300 Fixed Shares. Notwithstanding the foregoing, the Amending Agreement provides that Acreage may not issue any equity securities, without Canopy Growth’s prior consent, other than: (i) upon the exercise or conversion of convertible securities outstanding as of the Amendment Date; (ii) contractual commitments existing as of the Amendment Date; (iii) the Option Shares; (iv) the issuance of up to $3,000 worth of Fixed Shares pursuant to an at-the-market offering to be completed no more than four times during any one-year period; (v) the issuance of up to 500 Fixed Shares in connection with debt financing transactions that are otherwise in compliance with the terms of the Arrangement Agreement, as amended by the Amending Agreement; or (vi) pursuant to one private placement or public offering of securities during any one-year period for aggregate gross proceeds of up to $20,000, subject to specific limitations as set out in the Amending Agreement.

In addition, the Amending Agreement provides for, among other things: (i) various Canopy Growth rights that extend beyond the Acquisition Date and continue until Canopy Growth ceases to hold at least 35% of the issued and outstanding Acreage shares (such date being the “End Date”), including, among others, rights to nominate a majority of Acreage’s Board of Directors (the “Acreage Board”) following the Acquisition Time, restrictions on Acreage’s ability to incur certain indebtedness without Canopy Growth’s consent; (ii) restrictive covenants in respect of the business conduct in favor of Canopy Growth; (iii) termination of non-competition and exclusivity rights granted to Acreage by Canopy Growth in the Arrangement Agreement in the event that Acreage does not meet certain specified financial targets on an annual basis during the term of the Canopy Call Option as further described below; (iv) implementation of further restrictions on Acreage’s ability to operate its business, including its ability to hire certain employees or make certain payments or incur any non-trade-payable debt without Canopy Growth’s consent in the event that Acreage does not meet certain specified financial targets on a quarterly basis during the term of the Canopy Call Option as further described below; and (v) termination of the Arrangement Agreement and Canopy Growth’s obligation to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option in the event that Acreage does not meet certain specified financial targets in the trailing 12 month period as further described below. Each of the financial targets referred to above is specified in the Amending Agreement and related to the performance of Acreage relative to a business plan for Acreage for each fiscal year ended December 31, 2020 through December 31, 2029 set forth in the Proposal Agreement (the “Initial Business Plan”).

The Amending Agreement precludes Acreage from entering into any contract in respect of Company Debt (as defined in the Arrangement Agreement) if, among other restrictions: (i) such contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry; (ii) such contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid; (iii) such contract would provide for interest payments to be paid through the issuance of securities as opposed to cash; or (iv) such contract has a principal amount of more than $10,000 or a Cost of Capital (as defined in the Amending Agreement) that is greater than 30.0% per annum; provided that, if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital may not be greater than 3.0% per annum. Notwithstanding the foregoing, Canopy Growth’s consent will not be required for Acreage or any of its subsidiaries to enter into a maximum of two transactions for Company Debt that would require consent based on the foregoing during any one-year period, in accordance with the following terms: (i) the principal amount of the Company Debt per transaction may not exceed $10,000, (ii) the Company Debt is not convertible into any securities; and (iii) the contract does not provide for the issuance of more than 500 Acreage shares (or securities convertible into or exchangeable for 500 Acreage shares).

The Amending Agreement also provides for certain financial reporting obligations and that Acreage may not nominate or appoint any new director or appoint any new officer that does not meet certain specified criteria. The Amending Agreement also requires Acreage to submit a business plan to Canopy Growth on a quarterly basis that complies with certain specified criteria, including the Initial Business Plan. In the event that Acreage has not satisfied: (i) 90% of the minimum revenue and earnings targets set forth in the Initial Business Plan measured on a quarterly basis, certain additional restrictive covenants will become operative as austerity measures for Acreage’s business; (ii) 80% of the minimum revenue and earnings targets set forth in the Initial Business Plan, as determined on an annual basis, certain restrictive covenants applicable to Canopy Growth under the Arrangement Agreement will cease to apply in order to permit Canopy Growth to acquire, or conditionally acquire, a competitor of Acreage in the United States should it wish to do so; and (iii) 60% of the minimum revenue and earnings targets set forth in the Initial Business Plan for the trailing 12 month period ending on the date that is 30 days prior to the proposed Acquisition Time, a material adverse impact will be deemed to have occurred for purposes of Section 6.2(2)(h) of the Arrangement Agreement and Canopy Growth will not be required to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option.

The Amending Agreement also requires Acreage to limit its operations to the Identified States (as defined in the Amending Agreement). In connection with the execution of the Proposal Agreement, Acreage was provided with consent from Canopy Growth to divest of all assets outside of the Identified States (the “Non-Core Divestitures”).

In addition, the Amending Agreement includes certain covenants that will apply following the Acquisition Time until the earlier of the date on which the Floating Shares are acquired by Canopy Growth or the End Date. Such covenants include, among others, pre-emptive rights and top-up rights in favor of Canopy Growth, restrictions on M&A activities, approval rights for Acreage’s quarterly business plan, nomination rights for a majority of the directors on the Acreage Board and certain audit and inspection rights.

Debenture

In connection with the implementation of the Amended Arrangement, pursuant to a secured debenture dated September 23, 2020 (the “Debenture”) issued by Universal Hemp, LLC, an affiliate of Acreage that operates solely in the hemp industry in full compliance with all applicable laws, to 11065220 Canada Inc., an affiliate of Canopy Growth (the “Lender”), the Lender agreed to provide a loan of up to $100,000 (the “Loan”), $50,000 of which was advanced on the Amendment Date (the “Initial Advance”), and $50,000 of the Loan will be advanced in the event that the following conditions, among others, are satisfied: (a) Universal Hemp, LLC’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) Universal Hemp, LLC’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1.

The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash in U.S. dollars at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.

The Loan must be used exclusively for U.S. hemp-related operations and on the express condition that such amount will not be used, directly or indirectly, in connection with or for the operation or benefit of any of Universal Hemp, LLC’s affiliates other than subsidiaries of Universal Hemp, LLC exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account and detailed records of debits to such distinct bank account will be maintained by Universal Hemp, LLC.

No payment due and payable to the Lender by Universal Hemp, LLC pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.

The Debenture includes usual and typical events of default for a financing of this nature, including, without limitation, if: (i) Acreage is in breach or default of any representation or warranty in any material respect pursuant to the Arrangement Agreement; (ii) the Non-Core Divestitures are not completed within 18 months from the Amendment Date; and (iii) Acreage fails to perform or comply with any covenant or obligation in the Arrangement Agreement which is not remedied within 30 days after written notice is given to Universal Hemp, LLC by the Lender. The Debenture also includes customary representations and warranties, positive covenants and negative covenants of Universal Hemp, LLC.

Contingencies

As of September 30, 2020, the Company has consulting fees payable in SVS which are contingent upon successful acquisition of certain state cannabis licenses. The Company had maximum obligations of $8,750 and 280 Fixed Shares and 120 Floating Shares. No reserve for the contingencies has been recorded as of September 30, 2020.

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company’s applicable subsidiaries ceasing operations. While management of the Company believes that the Company’s subsidiaries are in compliance with applicable local and state regulations as of September 30, 2020, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company’s subsidiaries may be subject to regulatory fines, penalties, or restrictions in the future.

The Company and its subsidiaries may be, from time to time, subject to various administrative, regulatory and other legal proceedings arising in the ordinary course of business. Contingent liabilities associated with legal proceedings are recorded when a liability is probable, and the contingent liability can be reasonably estimated.

Standby Equity Distribution Definitive Agreement

On May 29, 2020, the Company entered into an agreement with an institutional lender for $50,000 of financing commitments under a Standby Equity Distribution Agreement. The investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $50,000 of subordinate voting shares of the Company at a purchase price of 95% of the market price over the course of 24 months from the effective date. Pursuant to the Standby Equity Distribution Agreement, investor may, at its discretion, purchase, and the Company may, at its discretion, periodically sell to the investor, up to $35,000 and $15,000 of the Company’s Fixed Shares and Floating Shares, respectively. In consideration for entering the Standby Equity Distribution Definitive Agreement, the Company issued the investor 200 SVS as commitment shares. Pursuant to the Amended Arrangement, the shares have since been exchanged for 140 Fixed Shares and 60 Floating Shares.

New York outstanding litigation

On November 2, 2018, EPMMNY LLC (“EPMMNY”) filed a complaint in the Supreme Court of the State of New York, County of New York, asserting claims against 16 defendants, including NYCANNA, Impire State Holdings LLC, NY Medicinal Research & Caring, LLC (each, a wholly-owned subsidiary of High Street) and High Street. The Index Number for the action is 655480/2018. EPMMNY alleges that it was wrongfully deprived of a minority equity interest and management role in NYCANNA by its former partner, New Amsterdam Distributors, LLC, which attempted to directly or indirectly sell or transfer EPMMNY’s alleged interest in NYCANNA to other entities in 2016 and 2017, including Impire, NYMRC and High Street. EPMMNY alleges that it is entitled to the value of its alleged minority interest in NYCANNA or minority ownership in NYCANNA. EPMMNY also alleges that certain defendants misused its alleged intellectual property and/or services, improperly solicited its employees, and aided and abetted or participated in the transfer of equity and/or business opportunities from EPMMNY. High Street intends to vigorously defend this action, which the Company firmly believes is without merit. EPMMNY alleges that it was improperly deprived of its equity stake in NYCANNA before NYCANNA was acquired by High Street. High Street is also entitled to full indemnity from the claims asserted against it by EPMMNY pursuant to the purchase agreement pertaining to its acquisition of NYCANNA and personal guarantee by the largest shareholders of the seller. The defendants filed a motion to dismiss on April 1, 2019. The motion was fully briefed and submitted to the Court on July 18, 2019, and oral argument was heard on September 6, 2019. The motion remains pending before the Court.

California Employment Claim

On February 8, 2019, a former employee of Made By Science, LLC (“Plaintiff”) filed an action in the Superior Court of the State of California, County of Los Angeles against Made By Science, LLC (“MBS”), Made By Science, Inc., Form Factor LLC, Form Factory, Inc., Acreage, and a former employee (collectively, for the purposes of this matter, the “Defendants”). Plaintiff’s complaint asserted six causes of action against Defendants for (i) breach of contract; (ii) failure to pay wages; (iii) conversion; (iv) failure to pay all wages upon separation of employment; (v) failure to provide accurate, itemized wage statements; and (vi) failure to pay all wages in violation of Cal. Labor Code § 204, arising from Plaintiff’s employment with MBS. Several of the Defendants moved to compel arbitration of the dispute based on the arbitration provision contained in the relevant agreement. On August 14, 2019, the Court granted Defendants’ motion to compel arbitration. An arbitrator has recently been assigned and a preliminary conference was held. The parties exchanged information and documents relevant to Plaintiff’s claims in accordance with the applicable arbitration rules. Depositions have begun to take place and an arbitration hearing remains tentatively scheduled for December 7, 2020. Defendants will continue to vigorously defend against Plaintiff’s claims and intend to file a dispositive motion to summarily dismiss Plaintiff’s claims in advance of the arbitration hearing.

CanWell Dispute

The CanWell dispute is comprised of five separate proceedings

i. CanWell's petition filed in Rhode Island Superior Court (C.A. KM-2019-0948) to compel arbitration of claims arising out of WPMC withdrawal as a member of the CanWell entities as well as other disputes, including issues relating to termination of the Alternative Dosage Agreement (“ADA”) (relating to the Maine dispensary).

ii. CanWell's petition filed in Rhode Island Superior Court (C.A. No. KM-2019-1047) to compel arbitration of WPMC's redemption of the CanWell entity's interest in WPMC, including issues relating to termination of the ADA.

iii. An arbitration proceeding relating to WPMC's withdrawal from the CanWell entities. A procedural meeting with the arbitrator took place on November 5, 2019.

iv. An arbitration that will soon be underway with the American Arbitration Association on the issue of whether WPMC had the right to redeem CanWell's interest in WPMC.

v. A civil action pending in Maine (Docket No. CUMSC-CV-19-0357) which was filed by Northeast Patients Group d/b/a Wellness Connection of Maine against CanWell, LLC and CanWell Processing (Maine), LLC, relating to the termination of the ADA. While no Acreage affiliate is currently a party to this action, the issue being litigated relates to the termination of the ADA, which is one of the issues that CanWell is attempting to arbitrate in Rhode Island.

vi. A declaratory judgment action pending in Delaware, High Street Capital Partners, LLC v. CanWell, LLC, CanWell Processing (Maine), LLC, and CanWell Processing (Rhode Island), LLC (Court of Chancery, No. 2019-0957-MTZ) seeking a declaratory judgment that, as a matter of law, High Street is not subject to any non-compete provision with regard to the agreements detailed above. This case remains in the preliminary stages of litigation.

The Court issued an order on January 29, 2020 that determined that the arbitrability of the ADA Disputes is to be decided by an arbitrator, not the Court.

Following the parties’ entering into a Memorandum of Understanding (MOU) on proposed settlement terms that would settle each of the matters listed above, the parties have now reached a final confidential settlement agreement. As part of that agreement, the Company has accrued for $7,750 in Other loss, net on the Statements of Operations for the three and nine months ended September 30, 2020 and anticipates the dismissal of each action listed above in the coming months.

Second Amendment to the Arrangement Agreement with Canopy Growth

On June 24, 2020, Acreage and Canopy Growth entered into the Proposal Agreement which set out, among other things, the terms and conditions upon which the parties were proposing to enter into the Amending Agreement to amend the Original Arrangement Agreement, amend and restate the Prior Plan of Arrangement and implement the Amended Plan of Arrangement. The effectiveness of the amendment to the Original Arrangement Agreement and the implementation of the Amended Plan of Arrangement was subject to the conditions set out in the Proposal Agreement, which included, among others, approval by (i) the Supreme Court of British Columbia at a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement; and (ii) the shareholders of Acreage as required by applicable corporate and securities laws.

Following the satisfaction of various conditions set forth in the Proposal Agreement, on September 23, 2020, Acreage and Canopy Growth entered into the Amending Agreement on September 23, 2020. Pursuant to the Amended Plan of Arrangement, Canopy Growth made a cash payment of $37,500 which was delivered to Acreage’s shareholders and certain holders of securities convertible or exchangeable into shares of Acreage. Acreage also completed a Capital Reorganization effective as of the Amendment Time whereby: (i) each existing SVS was exchanged for 0.7 of a Fixed Share and 0.3 of a Floating Share; (ii) each issued and outstanding PVS was exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each issued and outstanding MVS was exchanged for 0.7 of a Fixed Multiple Share and 0.3 of a Floating Share.

At the Amendment Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each option, restricted share unit, compensation option and warrant to acquire existing SVS that was outstanding immediately prior to the Amendment Time, was exchanged for a Fixed Share Replacement Security and a Floating Share Replacement Security in order to account for the Capital Reorganization.

Pursuant to the Amended Plan of Arrangement, on the Triggering Event Date, Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement: (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a Canopy Growth Share for each Fixed Share held at the Acquisition Time, subject to adjustment in accordance with the terms of the Amended Plan of Arrangement; and (ii) have the right (but not the obligation), exercisable for a period of 30 days following the Triggering Event Date to acquire all of the issued and outstanding Floating Shares at a price to be determined based upon the 30 day volume-weighted average trading price of the Floating Shares, subject to a minimum price of $6.41, as may be adjusted in accordance with the terms of the Amended Plan of Arrangement, to be payable, at the option of Canopy Growth, in cash, Canopy Growth Shares or a combination thereof. If any portion is paid in Canopy Growth Shares, the number of Fixed Shares to be exchanged for each Canopy Growth Share shall be determined in accordance with the Floating Ratio. The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. The Canopy Call Option and the Floating Call Option will expire 10 years from the Amendment Time.

At the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Fixed Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Fixed Shares that were issuable upon exercise of such Fixed Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Fixed Exchange Ratio in effect immediately prior to the Acquisition Time (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).

In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Floating Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Floating Shares that were issuable upon exercise of such Floating Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Floating Ratio (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).

In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, Acreage will be a wholly-owned subsidiary of Canopy Growth.

The Amending Agreement also provides for, among other things, amendments to the definition of Purchaser Approved Share Threshold (as defined in the Arrangement Agreement) to change the number of shares of Acreage available to be issued by Acreage without an adjustment in the Fixed Exchange Ratio such that Acreage may issue a maximum of 32,700 shares (or convertible securities in proportion to the foregoing), which will include (i) 3,700 Option Shares; (ii) 8,700 Floating Shares other than the Option Shares; and (iii) 20,300 Fixed Shares. Notwithstanding the foregoing, the Amending Agreement provides that Acreage may not issue any equity securities, without Canopy Growth’s prior consent, other than: (i) upon the exercise or conversion of convertible securities outstanding as of the Amendment Date; (ii) contractual commitments existing as of the Amendment Date; (iii) the Option Shares; (iv) the issuance of up to $3,000 worth of Fixed Shares pursuant to an at-the-market offering to be completed no more than four times during any one-year period; (v) the issuance of up to 500 Fixed Shares in connection with debt financing transactions that are otherwise in compliance with the terms of the Arrangement Agreement, as amended by the Amending Agreement; or (vi) pursuant to one private placement or public offering of securities during any one-year period for aggregate gross proceeds of up to $20,000, subject to specific limitations as set out in the Amending Agreement.

In addition, the Amending Agreement provides for, among other things: (i) various Canopy Growth rights that extend beyond the Acquisition Date and continue until the End Date, including, among others, rights to nominate a majority of the “Acreage Board following the Acquisition Time, restrictions on Acreage’s ability to incur certain indebtedness without Canopy Growth’s consent; (ii) restrictive covenants in respect of the business conduct in favor of Canopy Growth; (iii) termination of non-competition and exclusivity rights granted to Acreage by Canopy Growth in the Arrangement Agreement in the event that Acreage does not meet certain specified financial targets on an annual basis during the term of the Canopy Call Option as further described below; (iv) implementation of further restrictions on Acreage’s ability to operate its business, including its ability to hire certain employees or make certain payments or incur any non-trade-payable debt without Canopy Growth’s consent in the event that Acreage does not meet certain specified financial targets on a quarterly basis during the term of the Canopy Call Option as further described below; and (v) termination of the Arrangement Agreement and Canopy Growth’s obligation to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option in the event that Acreage does not meet certain specified financial targets in the trailing 12 month period as further described below. Each of the financial targets referred to above is specified in the Amending Agreement and related to the performance of Acreage relative to the Initial Business Plan.

The Amending Agreement precludes Acreage from entering into any contract in respect of Company Debt (as defined in the Arrangement Agreement) if, among other restrictions: (i) such contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry; (ii) such contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid; (iii) such contract would provide for interest payments to be paid through the issuance of securities as opposed to cash; or (iv) such contract has a principal amount of more than $10,000 or a Cost of Capital (as defined in the Amending Agreement) that is greater than 30.0% per annum; provided that, if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital may not be greater than 3.0% per annum. Notwithstanding the foregoing, Canopy Growth’s consent will not be required for Acreage or any of its subsidiaries to enter into a maximum of two transactions for Company Debt that would require consent based on the foregoing during any one-year period, in accordance with the following terms: (i) the principal amount of the Company Debt per transaction may not exceed $10,000, (ii) the Company Debt is not convertible into any securities; and (iii) the contract does not provide for the issuance of more than 500 Acreage shares (or securities convertible into or exchangeable for 500 Acreage shares).

The Amending Agreement also provides for certain financial reporting obligations and that Acreage may not nominate or appoint any new director or appoint any new officer that does not meet certain specified criteria. The Amending Agreement also requires Acreage to submit a business plan to Canopy Growth on a quarterly basis that complies with certain specified criteria, including the Initial Business Plan. In the event that Acreage has not satisfied: (i) 90% of the minimum revenue and earnings targets set forth in the Initial Business Plan measured on a quarterly basis, certain additional restrictive covenants will become operative as austerity measures for Acreage’s business; (ii) 80% of the minimum revenue and earnings targets set forth in the Initial Business Plan, as determined on an annual basis, certain restrictive covenants applicable to Canopy Growth under the Arrangement Agreement will cease to apply in order to permit Canopy Growth to acquire, or conditionally acquire, a competitor of Acreage in the United States should it wish to do so; and (iii) 60% of the minimum revenue and earnings targets set forth in the Initial Business Plan for the trailing 12 month period ending on the date that is 30 days prior to the proposed Acquisition Time, a material adverse impact will be deemed to have occurred for purposes of Section 6.2(2)(h) of the Arrangement Agreement and Canopy Growth will not be required to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option.

The Amending Agreement also requires Acreage to limit its operations to the Identified States (as defined in the Amending Agreement). In connection with the execution of the Proposal Agreement, Acreage was provided with consent from Canopy Growth to complete the Non-Core Divestitures.

In addition, the Amending Agreement includes certain covenants that will apply following the Acquisition Time until the earlier of the date on which the Floating Shares are acquired by Canopy Growth or the End Date. Such covenants include, among others, pre-emptive rights and top-up rights in favor of Canopy Growth, restrictions on M&A activities, approval rights for Acreage’s quarterly business plan, nomination rights for a majority of the directors on the Acreage Board and certain audit and inspection rights.

Debenture

In connection with the implementation of the Amended Arrangement, pursuant to the Debenture issued by Universal Hemp, LLC to the Lender, the Lender agreed to provide the Loan, with an Initial Advance made on the Amendment Date, and $50,000 of the Loan will be advanced in the event that the following conditions, among others, are satisfied: (a) the Borrower’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) the Borrower’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1.

The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash in U.S. dollars at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.

The Loan must be used exclusively for U.S. hemp-related operations and on the express condition that such amount will not be used, directly or indirectly, in connection with or for the operation or benefit of any of the Borrower’s affiliates other than subsidiaries of the Borrower exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account and detailed records of debits to such distinct bank account will be maintained by the Borrower.

No payment due and payable to the Lender by the Borrower pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.

The Debenture includes usual and typical events of default for a financing of this nature, including, without limitation, if: (i) Acreage is in breach or default of any representation or warranty in any material respect pursuant to the Arrangement Agreement; (ii) the Non-Core Divestitures are not completed within 18 months from the Amendment Date; and (iii) Acreage fails to perform or comply with any covenant or obligation in the Arrangement Agreement which is not remedied within 30 days after written notice is given to the Borrower by the Lender. The Debenture also includes customary representations and warranties, positive covenants and negative covenants of the Borrower.

Surety bonds

The Company has indemnification obligations with respect to surety bonds primarily used as security against non-performance in the amount of $5,000 as of September 30, 2020, for which no liabilities are recorded on the Statements of Financial Position.

The Company is subject to other capital commitments and similar obligations. As of September 30, 2020 and 2019, such amounts were not material.

6.	TRANSACTIONS WITH RELATED PARTIES

Transactions with related parties are entered into in the normal course of business and are measured at the amount established and agreed to by the parties.

Related party notes receivable

Acreage has certain outstanding notes receivable with related parties. Refer to Note 6 for further information.

GreenAcreage

The Company has an investment carried at fair value through profit and loss in GreenAcreage. The Company also has an equity method investment in the management company of GreenAcreage resulting from the CEO’s board involvement. During the year ended December 31, 2019, the Company sold and subsequently leased back several of its capital assets in a transaction with GreenAcreage. The subsequent leases met the criteria for finance leases, and as such, the transactions do not qualify for sale-leaseback treatment.

On July 15, 2020, a subsidiary of the Company entered into a definitive agreement with GreenAcreage to internalize the Company’s management operations.

Related party debt

During the year ended December 31, 2019, Kevin Murphy, the Chairman of the board of directors, made a non-interest bearing loan of $15,000 to Acreage. In January 2020, he made an additional loan of $5,000 to Acreage. These amounts were subsequently repaid in March 2020.

Credit agreement collateral

On March 11, 2020, the Company closed $22,000 in borrowings pursuant to a loan transaction with the Lender. The maturity date is 366 days from the closing date of the loan transaction. The Company will pay monthly interest on the collateral in the form of 27 SVS through the maturity date. The Lender may put any unsold interest shares to the Company upon maturity at a price of $4.50 per share. Kevin Murphy, the Chairman of the board of directors, loaned $21,000 of the $22,000 borrowed by the Company to the Lender. The loan is secured by the non-U.S. intellectual property assets, a cannabis state license and 12,000 SVS shares of the Company. Refer to Note 10 for further information.

Pursuant to the Amended Arrangement, the monthly interest on the collateral payable to Kevin Murphy was modified to cash payments for the remaining duration of the term at an interest rate of 12% per annum, payable upon maturity. The remaining interest will continue to be paid monthly in the form of 2 Fixed Shares and 1 Floating Share through the maturity date.

Key management personnel compensation

The Company’s compensation expense related to key management personnel during the three and nine months ended September 30, 2020 totaled $3,862 ($351 cash and $3,511 equity-based compensation) and $26,203 ($1,014 cash and $25,189 equity-based compensation), respectively.

The Company’s compensation expense related to key management personnel during the three and nine months ended September 30, 2019 totaled $13,055 ($406 cash and $12,649 equity-based compensation) and $21,815 ($1,586 cash and $20,229 equity-based compensation), respectively.

7.	PROPOSED TRANSACTIONS

Secured bridge loan

In October 2020, the Company retired its subsidiary’s borrowing pursuant to a short-term strategic financing loan. The Company’s subsidiary paid in aggregate $18,050 to retire the full principal balance and accrued interest.

Promissory note payable

In October 2020, Foros Securities LLC extended a promissory note of $2,000 to the Company bearing interest at 10% per annum. The promissory note matures on the earlier of July 5, 2021 or the date the principal is repaid in full.

Senior secured term loan facility

In November 2020, the Company’s subsidiary received initial commitments and funding from a syndicate of lenders for a first advance of $28,000 pursuant to a senior secured term loan facility at an annual interest rate of 15% with a maturity of 48 months from closing.

In connection with the advance, the Company issued the lenders an aggregate of 1,557 Fixed Share Warrants with each Fixed Share Warrant exercisable for one Class E subordinate voting share and 698 Floating Share Warrants with each Floating Share Warrant exercisable for one class D subordinate voting share. The exercise price of each Fixed Share Warrant is $3.15 and the exercise price of each Floating Share Warrant is $3.01. The warrants are exercisable for a period of four years.

GreenAcreage Exchange

On November 17, 2020, the Company completed the exchange and redemption as contemplated by that certain Exchange and Redemption Agreement between HSCP, GreenAcreage and its affiliates (the “Exchange and Redemption Agreement”). Pursuant to the Exchange and Redemption Agreement, the Company, by way of HSCP, exchanged all of its equity interests in an affiliate of GreenAcreage for the fee interest in the Sanderson, Florida property previously sold to GreenAcreage in the 2019 sale-leaseback transaction described in Note 6.

Settlement of lease dispute

On or around December 2019, it is alleged that a wholly-owned subsidiary of HSCP entered into three five-year leases to occupy approximately 70 square feet of commercial space on a cannabis cultivation campus in California. As of November 24, 2020, HSCP and its wholly-owned subsidiary entered into a confidential settlement and release agreement with the commercial landlord, pursuant to which HSCP will make six payments to the commercial landlord totaling $6,336, with the final payment due on December 31, 2021.

8.	CHANGES IN OR ADOPTION OF ACCOUNTING POLICIES

As of December 2019, the Company early adopted ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). The objective of ASU 2017-04 is to simplify how an entity is required to test goodwill for impairment. Under previous GAAP, entities were required to test goodwill for impairment using a two-step approach. Under the amendments in ASU 2017-04, an entity performs its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The adoption of ASU 2017-04 did not have an effect on the Company’s Financial Statements.

9.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company has exposure to the following risks from its use of financial instruments and other risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include market, credit, liquidity, asset forfeiture, banking and interest rate risk.

Market risk

Strategic and operational risks arise if the Company fails to carry out business operations and/or to raise sufficient equity and/or debt financing. These strategic opportunities or threats arise from a range of factors that might include changing economic and political circumstances and regulatory approvals and competitor actions. The risk is mitigated by consideration of other potential development opportunities and challenges which management may undertake.

Credit risk

The Company’s exposure to non-payment or non-performance by its counterparties is a credit risk. The maximum credit exposure as of September 30, 2020, is the carrying amount of cash and cash equivalents, restricted cash, and accounts, notes and other receivables. The Company does not have significant credit risk with respect to customers. The Company mitigates its credit risk on its notes and other receivables by securing collateral, such as capital assets, and by its review of the counterparties and their businesses. The Company considers a variety of factors when determining interest rates for notes receivable, including the creditworthiness of the counterparty, market interest rates prevailing at the note’s origination, and duration and terms of the note. The Company determined expected credit losses to be immaterial due to collateral held. Analysis of collateral held and future expected cash flows within the cannabis industry were considered in its expected credit loss assessment.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company endeavors to ensure that there is sufficient liquidity in order to meet short-term business requirements, after taking into account the Company’s cash holdings. As of September 30, 2020, the Company’s financial liabilities consist of accounts payable and accrued liabilities, lease liabilities and long-term debt. The Company manages its liquidity risk by reviewing its capital requirements on an ongoing basis.

As reflected in the Unaudited Condensed Consolidated Financial Statements, the Company had an accumulated deficit as of September 30, 2020, as well as a net loss and negative cash flow from operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.

However, management believes that substantial doubt of our ability to meet our obligations for the next twelve months from the date these financial statements were first made available has been alleviated due to, but not limited to, (i) access to future capital commitments, (ii) continued sales growth from our consolidated operations, (iii) latitude as to the timing and amount of certain operating expenses as well as capital expenditures, (iv) restructuring plans that have already been put in place to improve the Company’s profitability (See Note 3 of the Unaudited Condensed Consolidated Financial Statements), (v) the Standby Equity Distribution Agreement described in Note 13 of the Unaudited Condensed Consolidated Financial Statements and (vi) the anticipated Non-Core Divestitures as described in Note 3.

If the Company is unable to raise additional capital whenever necessary, it may be forced to decelerate or curtail its footprint buildout or other operational activities until such time as additional capital becomes available. Such limitation of the Company’s activities would allow it to slow its rate of spending and extend its use of cash until additional capital is raised. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans. Management also cannot provide any assurance as to unforeseen circumstances that could occur at any time within the next twelve months or thereafter which could increase our need to raise additional capital on an immediate basis.

Asset forfeiture risk

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Banking risk

Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of the Company, its subsidiaries and investee companies, and leaves their cash holdings vulnerable. The Company has banking relationships in all jurisdictions in which it operates.

In addition, the Company maintains cash with various U.S. banks and credit unions with balances in excess of the Federal Deposit Insurance Corporation and National Credit Union Share Insurance Fund limits, respectively. The failure of a bank or credit union where the Company has significant deposits could result in a loss of a portion of such cash balances in excess of the insured limit, which could materially and adversely affect the Company’s business, financial condition, results of operations and the market price of the Company’s Subordinate Voting Shares.

Interest rate risk

Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate as a result of changes in market interest rates. The Company’s interest-bearing loans and borrowings are all at fixed interest rates. The Company considers cash flow interest rate risk to be immaterial.

Capital risk management

The Company considers its capital structure to include contributed capital, accumulated deficit, non-controlling interests and any other component of equity. The Company’s objectives when managing its capital are to safeguard its ability to continue as a going concern, to meet its capital expenditures for its continued operations and to maintain a flexible capital structure which optimizes the cost of capital within a framework of acceptable risk. The Company manages its capital structure and adjusts it as appropriate given changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, issue new debt, or acquire or dispose of assets. The Company is not subject to externally imposed capital requirements.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

As reflected in the Unaudited Condensed Consolidated Financial Statements, the Company had an accumulated deficit as of September 30, 2020, as well as a net loss and negative cash flow from operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance of these financial statements.

However, management believes that substantial doubt of our ability to meet our obligations for the next twelve months from the date these financial statements were first made available has been alleviated due to, but not limited to, (i) access to future capital commitments, (ii) continued sales growth from our consolidated operations, (iii) latitude as to the timing and amount of certain operating expenses as well as capital expenditures, (iv) restructuring plans that have already been put in place to improve the Company’s profitability (See Note 3 of the Unaudited Condensed Consolidated Financial Statements), (v) the Standby Equity Distribution Agreement described in Note 13 of the Unaudited Condensed Consolidated Financial Statements and (vi) the anticipated Non-Core Divestitures as described in Note 3.

If the Company is unable to raise additional capital whenever necessary, it may be forced to decelerate or curtail its footprint buildout or other operational activities until such time as additional capital becomes available. Such limitation of the Company’s activities would allow it to slow its rate of spending and extend its use of cash until additional capital is raised. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans. Management also cannot provide any assurance as to unforeseen circumstances that could occur at any time within the next twelve months or thereafter which could increase our need to raise additional capital on an immediate basis.

10.	OUTSTANDING SHARE DATA

The following share capital data is current as of the date of this document:

Shares Outstanding	Subordinate Shares
(expressed in 000s)	(on an as converted basis)
Issued and Outstanding Shares:
Class E Fixed Subordinate Voting Shares (1)	70,405
Class D Floating Subordinate Voting Shares (2)	30,223
Class F Fixed Multiple Shares	118
Acreage Holdings, Inc. Shares Outstanding	100,746
Non-controlling interest convertible units	24,142
Total Issued and Outstanding	115,618

Fixed and Floating Options	4,497
Fixed and Floating Warrants	8,120
Fixed and Floating RSUs	7,157
Fixed and Floating vested and unreleased RSUs	140
Fully Diluted	144,802

(1)	Inclusive of 589 Class E Fixed Subordinate Voting Shares held in treasury.
(2)	Inclusive of 253 Class D Floating Subordinate Voting Shares held in treasury